PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

Exhibit 23.1

February 3, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the amended registration statements of Mustang Geothermal Corp. (formerly Urex Energy Corp.) of our report dated July 14, 2011, with respect to the audited financial statements of Mustang Geothermal, Corp., included in Form 10-K for the year ended March 31, 2011.

Very truly yours,

/s/PLS CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board